Exhibit (d)(x)(a)

November 30, 2018

Board of Trustees
SA Funds – Investment Trust
10 Almaden Blvd., 15th Floor
San Jose, CA 95113

RE:	Fee Waiver and Expense Reimbursement

Dear Gentlemen,

Each fund listed on the attached Schedule A (each, a “Fund”) is a series of the SA Funds – Investment Trust, a Delaware statutory trust (the “Trust”). The Trust, on behalf of each Fund, has entered into an interim investment advisory and administrative services agreement (effective as of the date hereof) and a definitive investment advisory and administrative services agreement (effective upon requisite shareholder approval) with BAM Advisor Services, LLC (the “Adviser”), whereby the Adviser provides investment advisory and administrative services to each Fund (collectively, the “Advisory Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Advisory Agreement.

The Adviser hereby agrees with respect to each Fund, for so long as this letter agreement is in effect, to waive the administration fee payable to it under the Advisory Agreement. With respect to other expenses, the Adviser hereby agrees with respect to each Fund, for so long as this letter agreement is in effect, to waive the advisory fee payable to it under the Advisory Agreement with respect to the Fund and/or to reimburse the operating expenses allocable to the Fund so that the Fund’s total annual operating expenses related to investments in Affiliated Fund Assets (excluding interest, taxes, brokerage commissions, acquired fund fees and expenses and any other expenses related to investments in Other Assets, and extraordinary expenses) do not exceed the total annual acquired fund fees and expenses related to the Fund’s investments in Affiliated Fund Assets.

The foregoing expense limitations shall remain effective with respect to each Fund until July 1, 2025. This letter agreement may only be amended or terminated in writing by both parties hereto.

This letter agreement is subject to the terms and conditions of the Advisory Agreement and shall be governed by, and construed and enforced in accordance with the laws of the State of California, except insofar as federal laws and regulations are controlling.

If you are in agreement with the foregoing, please sign the form of acceptance in the counterpart listed below, and return the same to the Adviser.

Best regards,

BAM Advisor Services, LLC		The foregoing agreement is hereby accepted as of November 30, 2018:

By:	/s/ Michael Clinton	SA FUNDS – INVESTMENT TRUST
Name:	Michael Clinton	on behalf of each Fund listed in Schedule A to this
Title:	President, Advisor Services	agreement
		By:	/s/ Alexander B. Potts
		Name:	Alexander B. Potts
		Title:	President and CEO

SCHEDULE A

Funds

SA Worldwide Conservative Fund
SA Worldwide Moderate Fund
SA Worldwide Equity Fund